United States
                   SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549


                                   FORM 15


  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.





  Commission File Number:        333-45012-19


                                 Norwest Asset Securities Corporation

                                 Mortgage Pass-Through Certificates
                                 Series      1998-19        Trust

 (Exact name of registrant as specified in its charter)


  c/o Norwest Bank Minnesota, N.A.
  11000 Broken Land Parkway

  Columbia, Maryland  21044
  (410) 884-2000


  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)






          ALR

          AP



          AR


          BP

          IA1

          IB1


          IB2

          IB3

          IB4


          IB5

          IB6

          IIA1


          IIA10

          IIA11

          IIA12


          IIA2

          IIA3

          IIA4


          IIA5

          IIA6

          IIA7


          IIA8

          IIA9

          IIB1


          IIB2

          IIB3

          IIB4


          IIB5

          IIB6

    (Title of each class of securities covered by this Form)



                         None

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:












    Rule 12g-4(a)(1)(i)   / /

    Rule 12g-4(a)(1)(ii)  / /

    Rule 12g-4(a)(2)(i)   / /

    Rule 12g-4(a)(2)(ii)  / /


    Rule 15d-6            /X/

    Rule 12h-3(b)(1)(i)   /X/

    Rule 12h-3(b)(1)(ii)  / /

    Rule 12h-3(b)(2)(i)   / /

    Rule 12h-3(b)(2)(ii)  / /

 Approximate number of holders of record as of the certification or notice date:



                                        39


Pursuant to the requirements of the Securities Exchange Act of 1934,

            Norwest Asset Securities Corporation
             Mortgage Pass-Through Certificates
               Series 1998-19  Trust

has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

 Date:         1/22/99
 By: /S/     Sherri J. Sharps, vice president


 Instruction: This form is required by Rules 12g-4,12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.